MediXall group

Joint Venture Agreement

THIS JOINT VENTURE AGREEMENT (the "Agreement" or this "Joint Venture Agreement"), is made and entered into as of this 17th day of January, 2022 by and between **MediXall Group, Inc.** or a designated company (hereinafter "MDXL"), a Florida corporation, with a registered office located at 2929 Commercial Blvd Ste Ph-D Ft. Lauderdale, FL 33308, and **24 Hr Virtual Clinic LLC**, (Dr. Catherine Ann Hawkins-Hood & Robert Hood) a Florida corporation, with a registered office located at 1015 Via Villagio, Hypoluxo, FL 33462.

WHEREAS, "MediXall Group, Inc." is in the business of Healthcare Technologies, and WHEREAS, "24 Hr Virtual Clinic." is in the business of Virtual Healthcare. THEREFORE, in consideration of the foregoing, and of the mutual covenants and commitments set forth herein, the parties hereto agree as follows:

1. Formation

The joint venture formed by this Agreement (the "Joint Venture") will conduct its business under the name **"Wellcare First"** and will have its registered address at 2929 Commercial Blvd Ste PH-D Ft. Lauderdale, FL 33308. The Joint Venture shall be considered a joint venture between the Parties in all respects, and in no event shall this Agreement be construed to create a partnership or any other fiduciary relationship between the Parties.

2. Purpose

The Joint Venture shall be formed for the purpose of selling the 1st Call Products.

3. Contributions

24 Hr Virtual Clinic will provide the following product line:


24 VIRTUAL CLINIC
Workers 1st Call & Report Work Comp Channel
Responders 1st Call Responders, Muni's, Health Care
School Channel
Trauma Helpline for Responders

MediXall group

4. Compensation of Partners

Dr. Catherine Ann Hawkins-Hood and Robert Hood is to receive $15,000.00 a month which will be retroactively accrued from January 1, 2022, until the Bridge Funding is complete.

In addition, there will be a separate compensation agreement where Dr. Catherine Ann Hawkins-Hood and Robert Hood will have the option to receive commissions instead of the monthly $15,000.00 if it is more.

We will need to determine a formula for Worker's Comp, 1st Responders and Health Karma.

In lieu of VC's 50% interest in the joint venture, VC will receive 500,000 shares in MediXall Group and therefore will become a wholly owned subsidiary of MediXall.

VC owners will still own the intellectual properties. Although MediXall will have the right to purchase these intellectual properties for 500,000 shares in MediXall Group.

5. Responsibilities of Parties

The Parties will each have the following responsibilities under the Joint Venture:

Dr. Catherine Ann Hawkins-Hood and Robert Hood will be the visionaries and rainmakers.

MediXall Group will be the administration and sales arm while providing capital to grow.

See item 3 on page 1.

6. Exclusivity

Exclusivity is formed by virtue of this Joint Venture Agreement. Both Parties shall not make offers to the other related to any business.

7. Termination

If both Parties agree to terminate this agreement, MediXall Group will still have the rights to continue selling the products and Dr. Catherine Ann Hawkins-Hood and Robert Hood will continue to receive the terms indicated in the compensation agreement.

8. Confidential Information

The Non-Disclosure Agreement entered into by the Parties as of 1st day of May 2019 (the "NDA") is applicable to the Joint Venture and shall apply in full force and effect to any and all Confidential Information (as defined in the NDA) exchanged or otherwise accessed by a Party under this Agreement.

9. Further Actions

The Parties shall execute any documents and take all appropriate actions as may be necessary to give effect to the Joint Venture.

10. Assignment

Neither Party shall assign or transfer any of its rights or obligations hereunder without the prior written consent of the other Party, except to a successor in ownership of all or substantially all of the assets of the assigning Party if the successor in ownership expressly assumes in writing the terms and conditions of this Agreement. Any such attempted assignment without written consent will be void. This Agreement shall inure to the benefit of and shall be binding upon the valid successors and assigns of the Parties.

11. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of law principles.

12. Counterparts

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all of which, when taken together, shall constitute one instrument.

13. Severability

The Parties recognize the uncertainty of the law with respect to certain provisions of this Agreement and expressly stipulate that this Agreement will be construed in a manner that renders its provisions valid and enforceable to the maximum extent possible under applicable law. To the extent that any provisions of this Agreement are determined by a court of competent jurisdiction to be invalid or unenforceable, such provisions will be deleted from this Agreement or modified so as to make them enforceable and the validity and enforceability of the remainder of such provisions and of this Agreement will be unaffected.

14. Notices

All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement: (i) when personally delivered; (ii) upon receipt of a telephone facsimile transmission with a confirmed telephonic transmission answer back; (iii) three (3) days after having been deposited in the mail, certified or registered, return receipt requested, postage prepaid; or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed to a Party or their permitted assigns at the address for such Party first written above.

15. Headings

Paragraph headings used in this Agreement are for reference only and shall not be used or relied upon in the interpretation of this Agreement.

16. Entire Agreement

This Agreement contains the entire agreement and understanding between the Parties, superseding all prior contemporaneous communications, representations, agreements, and understandings, oral or written, between the Parties with respect to the subject matter hereof. This Agreement may not be modified in any manner except by written amendment executed by each Party hereto.

In Witness Whereof, the Parties have caused this Joint Venture Agreement to be duly executed and delivered as of the date first written above.

MEDIXALL GROUP, INC.

Neil Swartz 1/17/22
CEO Date

24 Hr Virtual Clinic

Dr. Catherine Ann Hawkins-Hood 1/17/22
Date

Robert Hood 1/17/22
Date